FOR IMMEDIATE RELEASE
July 27, 2017

CONTACT: Eric Amig
(212) 441-6807
Brian Finnegan
(212) 441-6877

FEDERAL HOME LOAN BANK OF NEW YORK
ANNOUNCES SECOND QUARTER 2017 OPERATING HIGHLIGHTS

New York, NY – The Federal Home Loan Bank of New York (“FHLBNY”) today released its unaudited financial highlights for the quarter ended June 30, 2017.

“Our success stems from our reliability, reflected by our record levels of advances during the second quarter of 2017,” said José R. González, president and CEO of the FHLBNY. “Throughout the first half of the year, our members increasingly looked to the Federal Home Loan Bank of New York to help meet their funding and liquidity needs. As we continue to move through 2017, we are well-positioned to remain a trusted partner for our members as we all work together to strengthen our communities and drive our cooperative forward.”

Highlights from the second quarter of 2017 include:

Net income for the quarter was $130.9 million, an increase of $39.3 million, or 42.9 percent, from net income of $91.6 million for the second quarter of 2016.  The increase in net income was driven primarily by larger advances balances, higher market interest rates and favorable funding spreads. Return on average equity (“ROE”) for the quarter was 6.99 percent (annualized), compared to ROE of 5.56 percent for the second quarter of 2016.

As of June 30, 2017, total assets were $155.5 billion, an increase of $13.7 billion, or 9.7 percent, from total assets of $141.8 billion at March 31, 2017.  This increase in total assets was driven primarily by higher advances balances during the period. As of June 30, 2017, advances were $117.9 billion, an increase of $16.5 billion, or 16.3 percent, from $101.4 billion at March 31, 2017.   Both the advances and total assets amounts were at record levels for the FHLBNY.

As of June 30, 2017, total capital was $8.1 billion, an increase of $0.8 billion from total capital of $7.3 billion at March 31, 2017. The FHLBNY’s retained earnings were $1.4 billion as of June 30, 2017, of which $1.0 billion was unrestricted retained earnings and $423.4 million was restricted retained earnings. At June 30, 2017, the FHLBNY met its regulatory capital ratios and liquidity requirements.

The FHLBNY currently expects to file its Form 10-Q for the second quarter of 2017 with the U.S. Securities and Exchange Commission on August 9, 2017.

Federal Home Loan Bank of New York
The Federal Home Loan Bank of New York is a Congressionally chartered, wholesale Bank. It is part of the Federal Home Loan Bank System, a national wholesale banking network of 11 regional, stockholder-owned banks. As of June 30, 2017, the FHLB of New York serves 322 financial institutions in New Jersey, New York, Puerto Rico, and the U.S. Virgin Islands. The Federal Home Loan Banks support the efforts of local members to help provide financing for America’s homebuyers.

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.